Exhibit 10.8.4

SEVERANCE AGREEMENT

This Agreement dated as of November 11, 2021 is by and between Chase Corporation, a Massachusetts corporation (the "Company"), and Jeffery D. Haigh, (the "Executive").

WHEREAS the Company and the Executive desire to enter into a Severance Agreement as set forth below (the "Agreement").

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

Definitions. For purposes of this Agreement only, the following definitions shall apply:

"Cause" for termination of the Executive's employment by the Company means the occurrence of any of the following events:

i.

the Executive's willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness), provided that the Company has delivered a written demand for substantial performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed his duties and that the Executive has not cured such failure within thirty (30) days after such demand or such longer period of time as may be provided by the Board in writing;

ii.	willful conduct by the Executive which is demonstrably and materially injurious to the Company.

iii.

material violation of any Company policy, including any code of conduct or standard of ethics of the Company applicable to the Executive, that could reasonably be expected to have a material adverse effect on the business or affairs of the Company.

iv.	the Executive's conviction of, or pleading of guilty or nolo contendere to, a felony; or

v.

the Executive's willful violation of any material provision of any confidentiality, nondisclosure, assignment of invention, noncompetition, or similar agreement, entered by the Executive in connection with his employment by the Company.

For purposes of this definition, no act or failure to act on the Executive's part shall be deemed "willful" unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

"Change in Control" means the occurrence of any of the following events:

i.

any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

ii.

during any period of twelve (12) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraphs (i), (ii) or (iii)) whose election by the Board or nomination for election by the Board or by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination  for election was previously so approved, cease for any reason to constitute a majority thereof;

iii.

the stockholders of the Company approve and the Company consummates a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires 50% or more of the combined voting power of the Company's then outstanding securities; or

iv.	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all, of the Company's assets.

"Disability" means such physical or mental incapacity as to make the Executive unable to perform the essential functions of his employment duties for a period of at least six (6) months with or without reasonable accommodation. If any question shall arise as to whether during any period the Executive is so disabled as to be unable to perform the essential functions of his employment duties with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on the Executive.

"Good Reason" means the occurrence, in connection with a Change in Control, of any of the following events without the Executive's prior written consent in an agreement expressly referencing this provision of this Agreement (provided that the Executive shall have given the Company prior written notice describing such event within 90 days of the initial existence of the condition(s) giving rise to the Good Reason and the matter shall not have been fully remedied by the Company within 30 days after receipt of such notice):

i.

any reduction of the Executive's then existing annual base salary unless such reduction occurs simultaneously with a reduction in salaries applicable on a Company-wide basis in a generally uniform manner due to a material deterioration in the Company's financial condition;

ii.	a greater than 10% reduction in the Executive's then existing annual cash bonus opportunities or other short-term cash incentive opportunities;

iii.

a material diminution in the Executive's authority, duties or responsibilities, or the assignment of additional duties that are materially inconsistent with the title or office held by the Executive prior to the Change in Control except as had been agreed to by the Executive in a transition or succession plan;

iv.	any other action or inaction that constitutes a material breach by the Company of this Agreement; and

v.	any failure by the Company to obtain the assumption of this Agreement by any successor or assign or the Company.

2.

Termination of Employment Without Cause. If the Executive's employment with the Company is terminated at any time by the Company without Cause, the Executive shall receive the benefits set forth in Section 4 hereof.

3.

Change in Control. If, within twelve (12) months immediately following a Change in Control, the Executive's employment is terminated by the Company without Cause or the Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to the benefits set forth in Section 4.

4.

Severance Benefits. Subject to the Executive's compliance with the terms of this Agreement (including but not limited to Sections 7, 9 and 10) upon termination of Executive's employment for reasons described in Section 2 or Section 3 above, the Company shall pay or provide the Executive with the severance benefits described in clauses 4(a) through 4(d) below (collectively, the "Severance Benefits"):

a)payment of an amount equal to one hundred percent (100%) of the Executive's base salary, in substantially equal installments in accordance with the Company's regular payroll practices, for a period of twelve (12) months, such amount to be paid at a rate equal, on an annualized basis, to the greater of his annual base salary in effect immediately prior to the Change in Control or his annual base salary in effect immediately prior to the termination of employment

b)payment of an amount equal to one hundred percent (100%) of the average of the annual cash bonuses paid to the Executive for the two (2) most recently completed fiscal years of  the Company immediately preceding the date of the Executive's termination of employment. If the termination of employment occurs after the close of a Company fiscal year but prior to payment of the bonus, the most recent bonus to be used for purposes of the foregoing calculation shall be the amount of the bonus as declared by the Board, or if no such declaration has yet to be made then the most recent bonus shall be the amount of the target bonus previously established for the Executive for the then-completed fiscal year. Such amount shall be paid in substantially equal installments in accordance with the Company's regular payroll practices for a period of twelve (12) months;

i.

continued participation in the benefits in effect for Executive as of the date of termination of employment, subject to the terms and conditions of the respective plans and applicable law, for a period of twelve (12) months following the termination date; provided that to the extent that the Company's plans, programs and arrangements do not permit such continuation of Executive's participation following his termination of employment, the Company shall provide the Executive with an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided, further, however, that if the Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the Executive's entitlement to participate in the Company's medical or other welfare benefit plans or to receive such alternate payments shall, to the extent such medical or welfare benefits are offered by the other employer, cease as of the date the Executive is eligible to participate in such plans, and the Executive shall notify the Company of his eligibility under such other plans; and

ii.	reasonable costs of an outplacement service used by the Executive (up to $20,000 per full or partial calendar year) for a period not to exceed one year following termination of employment.

Subject to the timely execution and non-revocation of the Release described in Section 7 below, and the other terms and conditions of this Agreement (including Section 9 regarding restrictive covenants), the Severance Benefits described in this Section 4 shall commence to be paid and provided to the Executive with the first regular payroll period following the Executive's termination date.

In addition to the Severance Benefits described above, and regardless of whether the Executive executes the

Release, the Company shall (i) pay the Executive on his date of termination of employment any base salary that was earned but unpaid through the date of termination, (ii) pay the Executive any earned but unpaid vacation or other paid time-off in accordance with the Company's policies and applicable laws, and (iii) pay or provide, as the case may be, any earned and vested employee benefits (including equity awards) in accordance with the terms of the governing documents for such plans, programs or arrangements.

5.

Death, Disability, Retirement or Other Termination of Employment. If the Executive's employment is terminated for any reason other than by the Company for Cause or by the Executive for Good Reason as set forth in Section 2 or Section 3 above (including by reason of the death, Disability, or retirement of the Executive), then Executive shall not be entitled to receive any payments or benefits under this Agreement but may be entitled to certain death, disability or retirement benefits offered by the Company pursuant to its employee benefit plans.

6.	Taxes.

a)All Severance Benefits to be provided to the Executive under this Agreement will be subject to any required withholding of federal, state, and local income and employment taxes.

b)Notwithstanding anything in this Agreement to the contrary, if any of the Severance Benefits provided for in this Agreement together with any other payments and benefits which the Executive has the right to receive from the Company in connection with a change in control (the "Total Payments") would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive shall receive the Total Payments unless (i) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under Section 4999 of the Code (the "Excise Taxes") if the Executive were to receive the Total Payments has a lesser aggregate value than (ii) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to the Excise Taxes (the "Reduced Payments"), in which case the Executive shall be entitled only to   the Reduced Payments. If the Executive is to receive the Reduced Payments, the Company shall reduce the Parachute Amount by reducing or eliminating the Severance Benefits under this Agreement in the order in which they first appear in Section 4 and then by reducing or eliminating any acceleration of vesting of equity awards in each case by the least amount necessary.

c)The parties to this Agreement intend that the Severance Benefits that may be provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Any Severance Benefits described in this Agreement that are due within the "short-term deferral period" as defined by Section 409A of the Code, or that qualify as "involuntary separation pay" within the meaning of the Section 409A regulations, shall not be treated as nonqualified deferred compensation unless applicable law requires otherwise. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409 of the Code, such amount shall not be paid unless and until the Executive's termination of employment is also a "separation from service" within the meaning of Section 409A of the Code. To the extent that the Executive is a "specified employee" for purposes of Section 409A of the Code, any payment that constitutes nonqualified deferred compensation under Section 409A of the Code will not commence until the first business day after the date that is six months following the Executive's separation from service (the "Delayed Payment Date"). On the Delayed Payment Date, the Company will pay to the Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required by Section 409A of the Code and any remaining payments shall be paid as scheduled. For purposes of this Agreement, each payment in a series of payments shall be regarded as a "separate payment" within the meaning of Section 409A of the Code.

7.

Release. The Executive's entitlement to receive the Severance Benefits contemplated by this Agreement hereof shall be contingent upon the Executive executing and not  revoking a release and covenant not to sue in form and substance reasonably satisfactory to the Company (the "Release") within 45 days after his termination of employment. If such 45-day period begins in one calendar year and ends in another calendar year, any payments that are nonqualified deferred compensation for purposes of Section 409A of the Code shall commence in the later calendar year with the first such installment including any amounts that would have been paid during the period of delay if the delay were not required by Section 409A. By execution of this Agreement, the Executive hereby acknowledges and agrees that such payments are and shall be good and sufficient consideration for such Release.

8.

No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as contemplated by Section 4(b) hereof, any Severance Benefits payable to the Executive hereunder shall not be subject to reduction for any compensation received from other employment.

9.

Restrictive Covenants. The Executive reaffirms the covenants set forth in the Confidentiality, Non-Competition, Non-Solicitation, Patents, and Inventions Agreement that he entered with the Company dated July 20, 2020 (the "Restrictive Covenant Agreement") which are incorporated in this Agreement by reference as if such covenants were set forth herein. The Executive further agrees that payment of any amounts and the provision of any benefits under this Agreement are subject to continued compliance with the Restrictive Covenant Agreement.

10.

Clawback. In addition to the provisions of Section 9 (Restrictive Covenants), the Severance Benefits under this Agreement are subject to clawback, recoupment, recovery and set off in accordance with the written policies adopted by the Board from time to time for Company officers generally for compliance with and enforcement of the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other subsequently-enacted federal, state or local laws regarding clawback, recoupment, recovery or set off of compensation and benefits.

11.

Indemnification; D&O Coverage. To the fullest extent permitted under the laws of the Commonwealth of Massachusetts as in effect from time to time, at all times during the Executive's term of employment with the Company and thereafter, the Executive shall continue to be entitled to the benefits of those provisions of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and all other agreements with the Company or any of its parents, subsidiaries, affiliates, shareholders or members, as amended, that provide for the indemnification of the Executive in accordance with the terms of those provisions, and the  Company shall take no action to amend any such indemnification provision, nor permit any such indemnification provision to be amended, in any way that limits or reduces the extent of indemnification currently available to Executive except for any limitation or reduction that is applicable to all then-current and former officers and directors. At all times during the term of the Executive's employment with the Company and thereafter, the Company shall continue to include the Executive as an insured under its directors' and officers' liability insurance policy for so long as the Executive may be subject to any claim, on terms that are no less favorable to the Executive than the terms applicable to any of the Company's then-current officers and directors.  Noting in this Agreement shall be interpreted in a manner that shall impair any indemnification rights the Executive may have under any other agreement or arrangement with the Company or its subsidiaries.

12.

Cooperation. The Executive agrees that following his termination of employment  for any reason, he will cooperate fully with the Company in the defense or prosecution of any government investigations and any government or third-party claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its directors, officers, and employees, in which the Executive has personal knowledge of any relevant facts. The Executive's cooperation in connection with such claims or actions shall include him being available, within reason given the constraints of personal commitments, future employment, or job search activities, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company or its subsidiaries.

13.	Successors and Assigns.

a)This Agreement is personal to the Executive and is not assignable by the Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement.

14.No Right to Continued Employment. Nothing contained in this Agreement shall be considered a contract of employment or construed as giving the Executive any right to be retained in the employ of the Company. Nothing in this Agreement shall otherwise restrict in any way the rights of the Company to terminate the Executive at any time and for any reason, with or without cause.

15.	Miscellaneous.

a)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

b)Amendment; Waiver. This Agreement may not be modified or amended in any manner except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as waiver of any other provision of this Agreement, or of any subsequent breach by such party or a provision of this Agreement.

c)Entire Understanding. This Agreement constitutes the entire understanding and agreement between the parties hereto regarding the compensation and benefits payable to the Executive in the circumstances described herein, superseding all prior understandings and agreements, whether oral or written, including the Prior Agreement but excluding the Restrictive Covenant Agreement.

d)Fees and Expenses. The Company agrees to pay as incurred and within 30 days after submission of supporting documentation, to the full extent permitted by law, all legal fees and related expenses the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) following a Change in Control.

e)Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company:
Chase Corporation
295 University Avenue
Westwood, MA 02090
Attention: Human Resources

If to the Executive:
Jeffery D. Haigh

at his last known residential address as set forth in the Company's records,

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

f)Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning of interpretations of any of the provisions of this Agreement.

g)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

h)Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by it is duly authorized officer and the Executive has executed this Agreement as of the date first written above.

CHASE CORPORATION	Jeffery D. Haigh

By:	By:

Date:	Date: